EXHIBIT 12
                           ----------


HOUSEHOLD INTERNATIONAL, INC. AND SUBSIDIARIES

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND TO COMBINED
FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

------------------------------------------------------------------
(In millions)
Three months ended March 31                        2000       1999
------------------------------------------------------------------
Net income                                     $  372.9   $  320.8
Income taxes                                      192.6      161.3
                                               --------   --------
Income before income taxes                        565.5      482.1
                                               --------   --------
Fixed charges:
  Interest expense <F1>                           827.6      651.2
  Interest portion of rentals <F2>                 13.0       10.9
                                               --------   --------
Total fixed charges                               840.6      662.1
                                               --------   --------
Total earnings as defined                      $1,406.1   $1,144.2
                                               ========   ========
Ratio of earnings to fixed charges                 1.67       1.73
                                               ========   ========
Preferred stock dividends <F3>                 $    3.5   $    3.5
                                               ========   ========
Ratio of earnings to combind fixed charges
  and preferred stock dividends                    1.67       1.72
                                               ========   ========

<F1>  For financial statement purposes, interest expense includes income earned on temporary investment of excess funds, generally resulting from over-subscriptions of commercial paper.

<F2>  Represents one-third of rentals, which approximates the portion representing interest.

<F3>  Preferred stock dividends are grossed up to their pretax equivalent based upon an effective tax rate of 34.1 percent for the three months ended March 31, 2000.
